UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

Amendment No. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

MURALS BY MAURICE, INC.
(Exact name of registrant as specified in its charter)

Florida	000-53272	20-8565429
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

295 Northwest 89th Avenue
Coral Springs, Florida 33071
(Address of principal executive offices)

(954) 701-1132
(Issuer’s telephone number)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001
(Title of class)

Send Copies to:
R. Chris Cottone, CPA
Greentree Financial Group, Inc..
7951 Southwest Sixth Street
Suite 216
Plantation, Florida 33324
Phone: 954-424-2345
Fax: 954-424-2230
E-mail: chriscottone@gtfinancial.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer                                                                                      Accelerated Filer   

Non-Accelerated Filer    (Do not check if a smaller reporting company)                Smaller reporting Company   ☒

		Page

Item 1.	Description of Business	3
Item 1A.	Risk Factors	5

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	7
	Liquidity and Capital Resources

Item 3.	Description of Property	8

Item 4.	Security Ownership of Certain Beneficial Owners and Management	8
	Changes in Control

Item 5.	Directors, Executive Officers, Promoters and Control Persons	9
	Involvement in Certain Legal Proceedings

Item 6.	Executive Compensation	10

Item 7.	Certain Relationships and Related Transactions, and Director Independence	10

Item 8.	Legal Proceedings	10

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	10

Item 10.	Recent Sales of Unregistered Securities	11

Item 11.	Description of Registrant’s Securities to be Registered	12
	Common Stock
	Voting Rights
	Dividend Rights
	Liquidation Rights
	Preemptive Rights
	Registrar and Transfer Agent

Item 12.	Indemnification of Directors and Officers	12

Item 13.	Financial Statements and Supplementary Data	12

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	12

Item 15.	Financial Statements and Exhibits	13

Signatures		14

Item 1. Description of Business

Business Development

Murals By Maurice, Inc. (www.muralsbymaurice.com) is an existing business in Coral Springs, Florida.  Since the Company began full-time operations in 1999, it has been providing mural painting services that cater to customer needs and budgets.. The Company was incorporated under the laws of the state of Florida on January 11, 2007, and it continues to specialize in mural painting.  Its primary focus is to increase its sales growth in the Coral Springs area and beyond through the sale of custom murals and art designs.

The company will strive in the art industry to nurture the best practices, talent of personnel, and customer service and share them broadly to create value for our customers, shareholders, partners and employees. We continue to explore opportunities that will result in continued growth including new potential ventures of selling art online and offering art classes.

 Murals By Maurice, Inc. will promote our products and services primarily through print and online advertisements, word-of-mouth advertisements, and referrals, and will concentrate on building a distribution network for internet sales. Our target market includes homeowners, organizations, businesses, schools, medical offices, hospitals, and churches. Our industry experience has allowed us to identify target markets that will be receptive to our proprietary products and concepts while allowing the quickest market penetration with as minimal competition as possible.

Business of Issuer

Products and Services

Creative, skilled craftsman. With eight years of mural painting experience and over six years of experience in the mural painting industry, Maurice Katz is a talented artist capable of turning a client’s imagination into a work of art.

Mural size variations from small to large. Mr. Katz has successfully painted a wide variety of works from small canvas projects to projects as large as 2,000 square feet.  No job is too small or too large.

Wide array of mural options and choices.  With a large portfolio of completed murals to pursue, customers have a wide array of mural options and choices.

Our Business Model

 The Company plans to attract new customers in a variety of ways.  These include aggressively advertising through newspaper ads and a variety of magazines; building relationships with local interior design businesses, architects and builders; building relationships with local painting contractors; building relationships with local businesses and medical facilities; word-of-mouth advertising through quality workmanship and personalized customer service; and focused advertising on the Internet to allow the Company to gain exposure on a larger scale.

Strategy and Implementation Summary

We will watch our results very carefully. Believing that a business opportunity exists is important. However, we will not pursue a business model if we cannot afford to be in that business. We will strategically focus on developing relationships with customers and other businesses as well as aggressively advertising. Our business strategy is to  quickly and aggressively build our brand awareness, expand our growth, and provide unmatchable high quality craftsmanship and service.

Sales Strategy

Our strategy focuses first on establishing relationships with customers and other professionals.  By maintaining strong relationships fostered from previous business relationships, we have an existing list of prominent contacts that we can continually approach with new and innovative ideas. We will focus on capitalizing the relationships and industry contacts we have established in the past.

Promotion and Marketing Strategy

Murals By Maurice, Inc. will sell its products through print and online marketing campaigns. The personnel will interact with customers and other businesses to foster relationships that will lead to referrals. Murals By Maurice, Inc. will pursue a growth strategy, which includes expanding the product line to include art classes and expanding the geographic boundaries of the Company beyond the Coral Springs, Florida area through the use of Internet marketing.

Strengthen Our Customer Relationships. We plan to strengthen our existing customer relationships and build new customer relationships through a personalized service approach.  By maintaining 100% customer satisfaction, we will position ourselves for word-of-mouth advertising and referrals.

Strengthen Our Business Relationships. We plan to strengthen our existing business relationships and build new relationships with interior architects, designers, and builders.  We will establish a network for referral business and reach a larger customer base. Where appropriate, we intend to enter new markets to leverage our expertise, brand, and portfolio.

Expand Use of Alternative Sales and Marketing Channels. We intend to expand our use of alternative channels to market and sell our products and services. For example, we plan to continuously improve and update our website to provide customers with the latest information and to provide an avenue for online sales. Our own Internet sites, portals, and online brands will enable us to market and sell our products directly to online consumers.

Expand Our Global Presence. By selling art online, we will expand beyond the Coral Springs, Florida area.

Experienced Management.Our President and CEO has eight years of mural painting experience and over six years of experience in the mural painting industry. We believe his expertise, high quality craftsmanship, and continuity are significant competitive advantages in the mural painting industry.

Strategy

 In order to maximize market share and increase profitability, we believe it is important to offer a broad portfolio of artwork for all customer segments that are adaptable to individual client needs. We intend to do this by executing on the following strategies:

Expand market share

We believe that we can grow overall market share in our industry by updating and expanding our website to sell art online. By selling art online, we expand our customer base.

We also believe that we can expand our market share by building our brand awareness.

Increase sales and profits from current mass-market opportunities

We have worked to grow and diversify our products and services targeted at the mass-market by offering a wide array of quality mural selections, which will allow us to continue to leverage our brand with both new products and through the catalog of existing products. In order to increase sales and profits from current pieces, our goal is to continue painting high quality pieces and market them aggressively.

Product Development

We develop our products using a variety of techniques. We make the decision as to which technique to use based upon the needs and imaginations of the clients.  We offer both mural and canvas paintings.  In addition, we are skilled in the techniques of trompe l’oeil and faux.  For clients whose needs and imaginations include a three dimensional rendering in a two dimensional plane, using realistic imagery that is the object of trompe l’oeil provides that feeling.  For clients who need and imagine an appearance of texture such as marble, wood, or simply some other decorative finish on their paintings, faux painting creates that effect.  We develop our murals with the appropriate techniques to fit the unique visions of each individual customer

Marketing and Sales

We plan to attract new customers through a marketing strategy that consists of various forms of aggressive advertising.  The strategy includes aggressive advertisements in newspapers and various magazines as well as at trade and home shows.  By aggressively advertising in these arenas, we will promote and build our brand name.

In addition, the strategy includes building relationships with interior design businesses, architects, builders, and painting contractors.  By building these relationships, we are creating awareness about the Company and pursuing referrals.  We also aim to build relationships with local businesses and medical facilities for referrals.  In addition to referrals, these relationships could lead to doing business with these individuals and businesses personally.

Part of our marketing strategy also includes providing quality workmanship and customer service within client budgets.  In doing this, we aim to increase word-of-mouth advertising, which further promotes brand awareness and the likelihood of receiving referrals.

Finally, the strategy includes doing focused advertising on the Internet.  This will allow the Company to gain exposure on a larger scale, further promoting brand awareness and also reaching out to a much larger population and demographic.

We will strive to create brand awareness for our products and services.  Consistent with our strategy to build and maintain our appeal, our marketing efforts include customization of products to conform to consumer preferences and in individual customer localities.  We also strive to identify new opportunities.  This structure is designed to maximize market performance.

Distribution Methods

Our services are currently provided through personal contracting and delivery.  In the near future, we plan on enabling our website to make it possible for customers to order our artwork through the Internet.  Upon receipt of orders, the requested artwork can be shipped to the appropriate customer.  This will further expand our customer base and increase revenues.

Competitive Business Conditions

The mural painting industry is highly competitive.  Customers are seeking pieces of art that will bring their imaginations to life, and they want this done within their budgets.  There are several mural painting companies located in the Florida area.  However, most do not specialize exclusively in mural and portrait painting. Nevertheless, many of our competitors have been in business for many years, have established customer bases, are larger, and will be able to handle larger investment in resources.

As demand for murals increases, we expect new competitors to enter the market and existing competitors to allocate more resources to mural and portrait painting. As a result, we expect competition in the mural painting industry to intensify.  The Company’s ability to be profitable will depend largely on the abilities of management, its Board of Directors, consultants and the ability of Murals By Maurice, Inc. to attract, retain, and grow its brand name, customer base, and personnel as well as its ability to control expenses.

We generally differentiate ourselves from our competitors in several key respects. Our focus on mural and portrait painting allows us to specialize in an area of expertise where many existing companies do not.  In addition, our large array of options available to customers and our ability to provide our services within customer budgets also gives us a competitive advantage.

We believe we compete favorably in the principal competitive factors in our market, which consist of the following:

Offering a wide array of mural selections

Offering variations in mural sizes

Being skilled in several areas of art such as mural painting, canvas painting, trompe l’oeil, and faux painting.

Although we feel our experience and personal relationships will bring in revenues, there is no guarantee that our company will be able to compete in this market successfully overall.

Source and Availability of Raw Materials

Our raw materials consist of paints, canvases, brushes, and other art supplies.  We obtain these materials from local suppliers and art stores.  We believe that these materials will continue to remain readily available to us.

Dependence on One or a Few Customers

We do not depend on one or a few major customers.

Patents, Trademarks, Royalties, Etc.

We do not currently hold any patents, trademarks, licenses, or concessions and are not a party to any royalty agreements or labor contracts.

Government Approvals

We do not depend on government approval for our principal products and services.

Existing or Probable Governmental Regulations

Changes in federal and state legislation and regulations applicable to Murals By Maurice, Inc. may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities, or enhancing the competitive position of other mural painting companies.  Changes in applicable laws or regulations may have an adverse effect on the business and prospects of the company.  Many of these regulations are intended to protect the public, not shareholders.

Few changes in the mural painting industry have resulted from federal legislation intended to protect consumers.

Number of Employees

We currently have one full-time employee, Maurice Katz, our President and CEO.

Periodic Reports and Available Information

We are filing this registration statement on a voluntary basis under Section 12(g) of the Securities Exchange Act of 1934. The effectiveness of this registration statement subjects us to the periodic reporting requirements imposed by Section 13(a) of the Securities Exchange Act.

We will electronically file with the Commission the following periodic reports:

·	Annual reports on Form 10-K;

·	Quarterly reports on Form 10-Q;

·	Periodic reports on Form 8-K;

·	Annual proxy statements to be sent to our shareholders with the notices of our annual shareholders' meetings.

In addition to the above reports to be filed with the Commission, we will prepare and send to our shareholders an annual report that will include audited financial statements.

The public may read and copy any materials we file with the Commission at the Commission's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Also, the Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that electronically file reports with the Commission.

Item 1A. Risk Factors

An investment in our common equity is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have incurred losses from operations and limited cash that raises substantial doubt as to whether we can continue as a going concern.

As of March 31, 2008, our accumulated deficit was $145,648.  Our cash flows provided by (used in) operations were $(678) and $190 for the three months ended March 31, 2008 and March 31, 2007, respectively.  At December 31, 2007, our accumulated deficit was $141,484, and our cash flows provided by (used in) operations was $31,664.  We have incurred losses from operations and limited cash that raises substantial doubt as to whether we can continue as a going concern.

Because we have a limited operating history, our business is difficult to evaluate.

We began operating in 1999 and incorporated in January 2007.  An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those involved in the mural painting industry.  We expect our operating expenses to increase significantly, especially in the areas of development, marketing and promotion.  As a result we will need to increase our revenue to remain profitable.  If our revenue does not grow as expected or increases in our expenses are not in line with forecasts, there could be a material adverse effect on our business, results of operations and financial condition.

We need additional financing and there is no assurance it can be obtained; and any such future financings may significantly dilute your equity interest in our stock.

We currently have insufficient capital to meet our development plans for our expanding services, and require an inflow of additional capital or financing.  We expect to engage in future financings over the next several years in which we anticipate efforts to raise additional capital.  There can be no assurances that such financings will ever be completed, but any such financings could involve a dilution of the interests of our shareholders upon the issuance of additional shares of common stock and other securities.  To the extent we will need additional financing in the immediate or near future to implement our business plan, attaining such additional financing may not be possible.  If additional capital is otherwise available, the terms on which such capital may be available may not be commercially feasible or advantageous to us or our shareholders.

Our business could suffer if there is a decline of economic conditions and discretionary consumer spending.

Although it is likely that a downturn in the economy will have a negative impact on our revenues, the extent of such impact is uncertain.  During the last year, the economies of the major developed nations have been declining, and some private economists declared that in the aftermath of the terrorist attacks in the United States a global recession is inevitable.   If consumer confidence does not rise and the global economy does not show signs of recovery in the near future, we may lose a significant portion of our business, revenue and opportunities.

We face significant competition and there is no assurance that we will be able to compete.

Competition is based primarily upon creativity, artistic talent, service, functionality, and reward potential.  There are numerous well established competitors, including national, regional and international artists accessed via the world wide web.  Many of these artists possess substantially greater financial, marketing, personnel and other resources than we do.  In the online marketing efforts, competition is based primarily upon Internet site traffic, products, e-commerce transactions, price and customer service.  There can be no assurance that we will be able to respond to various competitive factors affecting the Internet marketing and art industries.

We may be unable to successfully manage the expansion of our mural and Internet businesses.

As part of our business plan, we anticipate increasing our revenues, expanding our customer base and enhancing awareness of our brand name by improving and continuously updating our website.  We cannot assure you that our development plan, as well as our overall business strategy, will be successful.  Furthermore, expansion will require additional experienced personnel who may not be available.  In addition, if we abandon a project during development, or if a project is not profitable, we may have incurred substantial costs which may not be recoverable.

Unexpected material changes in consumer tastes and demographic trends or a downturn in national, regional and local economic conditions may adversely affect our business.

The art industry is affected by changes in consumer tastes and by national, regional and local economic conditions and demographic trends.  As an industry participant, our ability to generate revenues is highly sensitive to public tastes, which are unpredictable.  We may not be able to offer a selection of mural products that will attract consumers to our company.  In addition, a general economic downturn may result in a change of discretionary spending patterns and a decrease in our revenues.

We may have difficulty managing our potential growth.

We could experience a period of significant expansion and we anticipate that further expansion will be required to address potential growth in our customer base and market opportunities.  Any expansion is expected to place a significant strain on our management, operational and financial resources. At the present time, we expect it will be required to increase our number of employees during our current fiscal year.  To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction processing, operational and financial systems, procedures and controls, and to expand, train and manage our growing employee base.  We also will be required to expand our finance, administrative and operations staff.  Further, we may be required to enter into relationships with various strategic partners necessary to our business.  There can be no assurance that our current and planned personnel systems, procedures and controls will be adequate to support our future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that our management will be able to identify, manage and exploit existing and potential strategic relationships and market opportunities.  Our failure to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe are strategic.  There can be no assurance that we will be able to identify, negotiate or finance future acquisitions successfully, or to integrate such acquisitions with our current business.  The process of integrating an acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business.  Moreover, there can be no assurance that the anticipated benefits of any acquisition will be realized.

Further, acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could materially adversely affect our business, results of operations and financial condition.  Any such future acquisitions of other businesses, technologies, services or products might require us to obtain additional equity or debt financing, which might not be available on terms favorable to us, or at all, and such financing, if available, might be dilutive.

Our business plan is based, in part, on estimates and assumptions which may prove to be inaccurate and accordingly our business plan may not succeed.

The discussion of our business incorporates management’s current best estimate and analysis of the potential market, opportunities and difficulties that we face.  There can be no assurances that the underlying assumptions accurately reflect our opportunities and potential for success.  Competitive and economic forces on marketing, distribution and pricing of our products make forecasting of sales, revenues and costs extremely difficult and unpredictable.

If we lose the services of a number of key employees, our business could suffer.

Our success is highly dependent upon the continued services of Maurice Katz, who is President and CEO as well as a member of our Board of Directors.  We do not have a written employment agreement with Mr. Katz, and the loss of his services would have a material adverse effect on our business.  There can be no assurances that we would be able to replace this executive in the event his services become unavailable.  We do not have any key-man life insurance on any of our employees.

We do not intend to pay any dividend for the foreseeable future.

We do not anticipate paying cash dividends in the foreseeable future.  The future payment of dividends is directly dependent upon our future earnings, financial requirements and other factors to be determined by our board of directors.  We anticipate any earnings that may be generated from our operations will be used to finance our growth and that cash dividends will not be paid to shareholders.

If our common stock becomes tradable on the Over-the Counter Bulletin Board, sales of our common stock by our principal shareholder could affect the level of public interest in our common stock as well as depress its price.

If our common stock becomes tradable on the Over the Counter Bulletin Board, prospective purchasers will be able to purchase our common stock in the open market. The Selling Security Holders will be able to sell the shares covered by this prospectus on the open market. In addition, because our principal stockholder, Maurice Katz, owns approximately 90% of our common stock he may dispose of a substantial percentage of his stock after a one-year holding period subject to the limitations of Rule 144 under the Securities Act of 1933, as amended. In general, these limitations impose a maximum sale requirement equal to the greater of an amount during the preceding three months of 1% of our outstanding shares or an amount equal to the average weekly reported volume of trading in our common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of a Rule 144 notice. In addition, there are other requirements imposed by Rule 144, including manner of sale and other requirements. If substantial amounts of any of these shares are sold either on the open market or pursuant to Rule 144, there may be downward price pressures on our common stock price, causing the market price of our common stock to decrease in value. In addition, this selling activity could:

o	Decrease the level of public interest in our common stock;
o	Inhibit buying activity that might otherwise help support the market price of our common stock; and
o	Prevent possible upward price movements in our common stock.

There is no trading market for our shares of common stock and you may be unable to sell your shares.

There has never been a public trading market in our common stock and no such trading market is expected to develop in the immediate future.  We are relying on certain exemptions from registration under the Securities Act of 1933, which will result in certain restrictions on the resale of our shares.  We are not obligated to repurchase any shares at the request of any holder thereof.  Further, we are not obligated to register our common stock under the Securities Act of 1933 or to otherwise contact market makers to create and maintain a market in our shares.  Our common stock is not a suitable investment for investors who require liquidity.  There can be no assurance that a significant public market for our securities will develop or be sustained following this offering.  Thus, there is a risk that you may never be able to sell your shares.

Our lack of an established brand name and relative lack of resources could decrease our ability to effectively compete in the mural market.

We do not have an established brand name or reputation in the mural business.  We also have a relative lack of resources to conduct our operations.  Thus, we may have difficulty effectively competing with companies that have greater name recognition and resources than we do.  Presently, we have no patents, copyrights, trademarks and/or service marks that would protect our brand name or our proprietary information, nor do we have any current plans to file applications for such rights.  Our inability to promote and/or protect our brand name may decrease our ability to compete effectively in the mural market.

We have substantial near-term capital needs; we may be unable to obtain the additional funding needed to enable us to operate profitably in the future.

We will need additional funding over the next twelve months to develop our business.  As of March 31, 2008, we had only $266 worth of liquid assets with which to pay our expenses.  In addition, we have no credit facility or other committed sources of capital.  Accordingly, we will seek outside sources of capital such as conventional bank financing; however, there can be no assurance that we will be able to obtain favorable terms for such financing.  If adequate funds are not available, we may be required to curtail operations or shut down completely.

We may need to issue more stock, which could dilute your stock.

If we do not have enough capital to meet our future capital requirements, we may need to conduct additional capital-raising in order to continue our operations.  To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to our shareholders and/or increased debt service commitments.  Accordingly, if we issue additional stock, it could reduce the value of your stock.

Our principal stockholder controls our business affairs, so you will have little or no participation in our business affairs.

Currently, our principal stockholder, Maurice Katz, owns approximately 90% of our common stock.  As a result, he will have control over all matters requiring approval by our stockholders and can outvote all minority stockholders.  In addition, he will be able to elect all of the members of our Board of Directors, which will allow him to significantly control our affairs and management.  He will also be able to affect most corporate matters requiring stockholder approval by written consent, without the need for a duly noticed and duly-held meeting of stockholders.  Accordingly, you will be limited in your ability to effect change in how we conduct our business.

Our management may have possible conflicts of interest that may reduce the level of business we conduct or expansion we pursue.

Our officer and directors are involved in other business activities and may, in the future become involved in other business opportunities that may reduce the level of business we conduct or expansion we pursue. If another business opportunity becomes available, our officer and directors may face a conflict in selecting between us and their other business interests. We have not formulated a policy for the resolution of such conflicts. We have previously entered into transactions—and may do so in the future—with our officer, directors, and shareholders, or companies under their control.  We have no current plans to engage in transactions with our officer, directors, or owners.  However, future transactions or arrangements between or among our officer, directors, shareholders, and companies they control may occur, and may result in conflicts of interest, which may reduce the level of business we conduct or the level of expansion we pursue.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

We would prefer to register our securities using an S-1 Registration Statement under The Securities Act of 1933, but given the relative size of our company and the regulation of shares, we believe registration on Form 10 pursuant to Section 12(g) of The Securities Exchange Act of 1934 is more appropriate to the development of our business objectives.

We are a mural painting company that offers mural painting, canvas painting, trompe l’oeil and faux painting services to our clients.  Our purpose is to turn client visions into realities while working within client budgets.  We aim for 100% customer satisfaction.

Our target markets include, but are not limited to, homeowners, organizations, businesses, schools, medical offices, hospitals, and churches.  Our goal is to expand our presence in the Coral Springs, Florida and surrounding areas, and through our developing strategy of selling art online, we anticipate reaching clients beyond Florida as well.

We face many challenges in meeting our goal.  Mural painting services are offered by many companies in and around the Florida area.  In the short-term, we are focused on establishing ourselves as a company who can provide quality workmanship, personalized customer service, and 100% customer satisfaction within client budgets and in a timely manner.

We believe that, if properly capitalized, we can develop our existing contacts and resources to compete in this field and within our market.

Liquidity and Capital Resources

Introduction

During the three months ended March 31, 2008, we had a net loss of $4,164.  For the period from inception (January 11, 2007) through December 31, 2007, we had a net loss of $141,484.  The gap between the two numbers is due to the stock issued for services in 2007 as well as the professional fees incurred during 2007.

Any change in our revenues or operating expenses would have a material effect on our net income (loss), and we anticipate that our net profit or loss, and operating profit or loss, will begin to vary widely from time period to time period once we increase our operations.  As we increase our operations, we anticipate a growth in our revenues.  As we expand, we also anticipate an increase in expenses as we will need to purchase more supplies.  However, in purchasing more supplies, we may be able to achieve economies of scale, thereby increasing our revenues at a higher rate than our expenses.  This will cause our net profit to vary from time period to time period as we continue to expand.  Nevertheless, a decline in economic conditions or consumer spending could create a decline in revenues, which would also cause our net profit or loss to vary widely from time period to time period.  While a declining economic trend is possible, we cannot be certain of the extent of the impact such a decline may have.

Our cash and cash equivalents, total current assets, total assets, total current liabilities, and total liabilities as of March 31, 2008 compared to December 31, 2007 are as follows:

	March 31, 2008	December 31, 2007

Cash	$266	944
Total current assets	266	944
Total assets	7,880	9,044
Total current liabilities	3,000	-
Total liabilities	3,000	-

Cash Requirements

Our cash requirements might vary greatly compared with our historical needs over the next twelve (12) months.  Our current cash is being utilized primarily for professional fees associated with becoming a public, reporting company.

Some of the additional costs associated with our business include, but are not limited to, approximately $50,000 in legal fees associated with becoming a public, reporting company; $15,000 in supplies such as stationery; $10,000 in insurance; and $5,000 for a new computer.  In addition, to proceed with our business plan, we estimate that we will need approximately $650,000 in cash and other current assets and $250,000 in long-term assets.  We anticipate that these funds will assist in facilitating the growth of our Company including the procurement of property and equipment, the hiring of additional personnel, the introduction of art classes, and increased marketing efforts in connection with selling art online.

To meet immediate cash needs, in June 2008, our President has secured $18,000 in a revolving bank credit line that can be used to fund our operations. Our President has personally guaranteed this credit line. Any amounts drawn from the credit line would need to be repaid monthly at an amount of approximately 2% of the principle balance plus interest. The credit line bears interest at a rate of 10% per annum. As of the date of this filing, $5,000 has been drawn to pay for auditing expenses. Our President has also agreed to loan us additional funds towards operations, although he is not legally required to do so. We believe the foregoing will enable us to continue to operate and stay compliant with the reporting requirements of the Securities and Exchange Commission. In order to expand our business, it will be necessary to sell additional common stock and raise funding, up to $900,000. There can be no assurance we will be able to sell enough stock to meet this goal. In addition, the sale of additional stock would dilute existing shareholders. We have not entered into any discussions with new investors concerning the future sales of our common stock.

Sources and Uses of Cash

Operations, Investing and Financing

During the period from inception (January 11, 2007) through December 31, 2007, we had a negative net cash flow from operations. Net cash used in operating activities for the period from inception (January 11, 2007) through December 31, 2007 was $31,664. Negative operating cash flows during the period from inception (January 11, 2007) through December 31, 2007 were primarily created by the net loss of $141,484 less depreciation expense of $1,620 and the fair value of shares issued for consulting services in the amount of $108,200, both of which are non-cash charges.

During the period from inception (January 11, 2007) through December 31, 2007, we had a negative net cash flow from investing activities. Net cash used in investing activities for the period from inception (January 11, 2007) through December 31, 2007 was $9,720. Negative operating cash flows during the period from inception (January 11, 2007) through December 31, 2007 were solely caused by purchases of equipment.

During the period from inception (January 11, 2007) through December 31, 2007, we had a positive net cash flow from financing activities. Net cash provided by financing activities for the period from inception (January 11, 2007) through December 31, 2007 was $42,328. Positive financing cash flows during period from inception (January 11, 2007) through December 31, 2007 were primarily caused by $38,500 in proceeds from the sale of our common stock and $3,828 in shareholder contributions.

Quantitative and Qualitative Disclosures about Market Risk

We have no material exposure to interest rate changes.

Results of Operations

Revenues

 Our revenues were approximately $4,620 for the quarter ended March 31, 2008 compared to revenues of approximately $5,201 for the quarter ended March 31, 2007. Revenues for the period from inception (January 11, 2007) through December 31, 2007 were $17,958. These revenues will be dependent upon the market, the Company’s ability to attract and retain talented personnel, and the ability to acquire sufficient start-up funding.

Selling, General & Administrative Expenses

SG&A expenses include salaries and services, non-cash compensation, sales and marketing expenses as well as public company costs which include financing, fund raising, investor relations, directors’ compensation, legal and audit fees. Total SG&A expenses decreased approximately 3.78% for the quarter ended March 31, 2008 compared with the quarter ended March 31, 2007 expenses. As a comparison of revenues to SG&A, SG&A expenses were 1.25 times revenues for the first quarter 2008 compared to 1.16 times revenues for the same quarter in 2007.  This change is due primarily to a decrease in revenue. SG&A expenses were 1.01 times revenues for the period from inception (January 11, 2007) through December 31, 2007.

Other Expenses

 The Company had other expenses of $3,000 and $8,200 for the three months ended March 31, 2008 and 2007, respectively.  For the period from inception (January 11, 2007) through December 31, 2007, the Company had other expenses of $141,313. These expenses were primarily due to professional fees and stock issued for services.

Critical Accounting Policies and Estimates

    Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates our estimates and judgments, including those related to revenue recognition, financing operations, and contingencies and litigation.

Revenue Recognition

    We recognize revenue when it is earned which occurs when (i) the product is physically received by the customer, (ii) an invoice is generated which evidences an arrangement between the customer and us, (iii) a fixed sales price has been included in such invoice and (iv) collection from such customer is probable.

Off-Balance Sheet Arrangements

    Our company has not entered into any transaction, agreement or other contractual arrangement with an entity unconsolidated with us under which we have

·	an obligation under a guarantee contract,

·	a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets,

·	any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, or

·
any obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by us and material to us where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with us.

Item 3. Description of Property

    We carry out our operations in approximately 200 square feet of offices out of the home of the Company President at 295 Northwest 89th Avenue, Coral Springs, Florida 33071.  There is no lease, and the fair value of the space contributed is immaterial to the financial statements taken as a whole.

Item 4. Security Ownership of Certain Beneficial Owners and Management

    The following table shows information as of May 22, 2008 with respect to each beneficial owner of more than five percent of the Company’s Common Stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned[1]	Percent of Class
Maurice Katz [2] 295 Northwest 89th Avenue Coral Springs, Florida 33071	8,000,000	89.96%
Greentree Financial Group, Inc. [3] 7951 Southwest Sixth Street Suite 216 Plantation, Florida 33324	500,000	5.62%

[1] Based on 8,892,500 issued and outstanding shares of common stock.

[2] Maurice Katz is the founder, President, CEO, and a Director of the Company and has served as such since inception.

[3] Robert C. Cottone and Michael Bongiovanni are the owners of Greentree Financial Group, Inc.  Mr. Cottone and Mr. Bongiovanni share equal voting power over the investments of Greentree Financial Group, Inc.  Greentree Financial Group, Inc. received the 500,000 shares of our common stock for consulting services that consist of assisting in the preparation of this Form 10 registration statement, compliance with state Blue Sky regulations, selection of an independent transfer agent and Edgar services.

The following table shows information as of May 22, 2008 with respect to each of the beneficial owners of the Company’s Common Stock by its executive officers, directors and nominee individually and as a group:

Name and Address	Position	Common Stock Beneficially Owned[1]	Percent of Shares
Maurice Katz[2] 295 Northwest 89th Avenue Coral Springs, Florida 33071	President, CEO and Director	8,000,000	89.96%
Weiheng Cai[3] 2727 Center Court Drive Weston, Florida 33017	Director	50,000	0.56%
All officers and directors as a group (2 persons)		8,050,000	90.53%

[1] Based on 8,892,500 issued and outstanding shares of common stock.

[2] Maurice Katz is the founder, President, CEO, and a Director of the Company and has served as such since inception.

[3] Weiheng Cai is a member of the Company’s Board of Directors and has served as such since inception on January 11, 2007.

Changes in Control

As of May 22, 2008 we have had no changes in control of management or directors.

Item 5. Directors, Executive Officers, Promoters and Control Persons

A list of current officers and directors appears above. The directors of the Company are elected annually by the shareholders. The officers serve at the pleasure of the Board of Directors. The Board of Directors may authorize and establish reasonable compensation of the Directors for services to the Corporation as Directors, including, but not limited to attendance at any annual or special meeting of the Board.  There are no employment contracts or any arrangements to compensate any officer who resigns, retires or is terminated or such occurs as a result of a change in control of the Company.

The principal occupation and business experience during at least the last five years for each of the present directors and executive officers of the Company are as follows:

Maurice Katz, age 27, apprenticed under local artist, Michelle Morse.  He has been painting murals full time since the late 1990s and has over six years of experience in the mural painting industry.  He is the talented and creative artist who founded the Company, and he currently serves as President, CEO, and as a director.

Weiheng Cai, age 35, has worked as a technical consultant for the past 5 years both independently and for Conceptual Management, Inc., his wholly-owned company. Mr. Cai primarily performs his services from the Peoples Republic of China where he resides. Mr. Cai performs website development services for emerging companies. Mr. Cai also helped us facilitate our common stock offering to our offshore investors. He has a BS in Business Administration from the University of North Carolina.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control persons of our company has been involved during the last five years in any of the following events that are material to an evaluation of his ability or integrity:

·	Bankruptcy petitions filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

·	Conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses).

·
Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring or suspending or otherwise limiting his involvement in any type of business, securities or banking activities, or

·
Being found by a court of competition jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Item 6. Executive Compensation

The Company paid Mr. Maurice Katz a salary of $7,000 for the year ended December 31, 2007.  Mr. Katz also received 8,000,000 of the Company’s common stock shares.  The shares were issued at par value. Mr. Weiheng Cai did not receive any cash compensation for his role as Director of the Company, but he did receive 50,000 shares issued to him at par value for his work as Director.  At such time as we are able to generate sufficient revenues through our operations, we intend to pay reasonable salaries to existing officers.  The operations of the Company will be the responsibility of Maurice Katz.  Management may hire outside employees or consultants as needed and increase the time they devote to our business when such need arises.  In that event, compensation to management will be consistent with prevailing wages for the services rendered.  We do not anticipate having to increase payroll expenditures until such time that the company is able to generate sufficient revenues.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Nonquali- fied Deferred Compensa- tion Earnings ($)	All Other Compensa- tion ($)	Total ($)
Maurice Katz President and Director	2008 2007 2006	$7,000 - -	- - -	$8,000 - -	- - -	- - -	- - -	- - -	$15,000 - -
Weiheng Cai Director	2008 2007 2006	- - -	- - -	$50 - -	- - -	- - -	- - -	- - -	$50 - -

Item 7. Certain Relationships and Related Transactions, and Director Independence

The following shareholder is related to Maurice Katz, our President, CEO, and Director:  Robin Beugeltas, brother.

Mr. Beugeltas owns 150,000 shares of the Company’s Common Stock.  He was issued these shares in consideration of his advertising and marketing services to the company.  This includes word-of-mouth advertising.  He was also issued these shares in consideration of his being the co-founder of our organization.  The shares were issued at par value.  Please refer to Item 10 of this prospectus for a detailed description of this issuance.

The following director received $20,000 for consulting services to the Company:  Weiheng Cai.

Mr. Cai received $20,000 pursuant to a consulting agreement for the creation of a website for the Company.  A copy of the consulting agreement between Mr. Cai and the Company is attached hereto as Exhibit 10.2.

Mr. Katz and Mr. Cai were also issued 8,000,000 and 50,000 shares of Common Stock in the Company respectively.  The shares were issued at par value in consideration of services rendered to the Company as officers and board members.  We currently have no written employment agreements for Mr. Katz or Mr. Cai, however we plan on executing such agreements in the near future.    Please refer to Item 10 of this prospectus for a detailed description of these issuances.

Director Independence. Our director, Mr. Maurice Katz, is employed by us as President and CEO of the Company. He is also one of the co-founders of the Company.  Our other director and co-founder, Mr. Robin Beugeltas, based on his relationship with us as co-founder of the Company, has a material relationship with the Company which we believe may impair his independence. We do not believe these two directors are independent under any definition of independence of a national securities exchange or of quotation system which has requirements that a majority of the board of directors be independent. We have not previously registered shares of our Common Stock under The Securities Act of 1933 or The Securities Exchange Act of 1934. Furthermore, shares of our Common Stock are not currently listed on any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be independent. We, therefore, have not in the past been governed by specific corporate governance guidelines or rules imposing independence requirements on the composition of the Board of Directors. If we initiate quotation of our securities on an inter-dealer electronic quotation service or a national securities exchange, we will, at that time, reevaluate our Board of Directors independence in light of applicable corporate governance guidelines and rules and corporate best practices.

Item 8. Legal Proceedings

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company's or our company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common shares are not currently quoted on any exchange.

Holders

We have approximately 42 record holders of our common stock as of July 10, 2008.

Dividend Policy

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion development of our business.

Equity Compensation Plan and Stock Option Plan Information

The Company, at the current time, has no stock option plan or any equity compensation plans.

Item 10. Recent Sales of Unregistered Securities

Shares Issued for Services in 2007

We issued 8,000,000 common shares to Maurice Katz, President and CEO, for his services to our Company. The shares were issued at par value. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

We issued 150,000 common shares to Robin Beugeltas, co-founder, for his services to the Company. The shares were issued at par value. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

We issued 50,000 common shares to Guardian Registrar & Transfer, Inc. for its services to the Company as a registrar and transfer agent.  The shares were issued at $.20 per share and used to pay for part of the service fee owed to Guardian in their capacity as your transfer agent. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

We issued 50,000 common shares to Weiheng Cai for his services as a member of the Company’s Board of Directors. The shares were issued at par value. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

We issued 500,000 common shares to Greentree Financial Group, Inc. for its consulting services to the Company that consist of assisting in the preparation of this Form 10, compliance with state Blue Sky regulations, selection of an independent transfer agent and Edgar services. The shares were issued at $.20 per share.   We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.  A copy of the consulting agreement between Greentree Financial Group, Inc. and ourselves is attached hereto as Exhibit 10.1.

2007 Common Stock Offering

We issued 42,500 shares of the Company’s common stock shares to seven accredited US investors for $.20 per share and an aggregate cost of $8,500.  The offering was not underwritten since it was made privately to a small group of investors in the local community.  These sales of restricted securities were made in reliance upon Regulation D of the Securities Act of 1933.  These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the SEC or any agency reviewed or passed upon the accuracy or adequacy of the offering memorandum.  Any representation to the contrary is a criminal offense.  Accordingly, investors relied upon their own examination of the offering and our Company in making an investment decision.  This offering was made in reliance on an exemption from registration with the SEC provided by section 3(b) of the Securities Act of 1933, as amended, and Rule 504 of Regulation D promulgated there under by the SEC.

We issued 100,000 of the Company’s unregistered common stock shares to 30 offshore investors, for $.20 per share and an aggregate cost of $20,000.  The offering was not underwritten since it was made to only a small group of investors in China.  We found these individuals through our Director Weiheng Cai who approached individuals in his local community in south China for investment in our Company.  These sales of restricted securities were made in reliance upon an exemption from registration provided by Regulation S of the Securities Act of 1933.  These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the SEC or any agency reviewed or passed upon the accuracy or adequacy of the offering memorandum.  Any representation to the contrary is a criminal offense.  Accordingly, investors relied upon their own examination of the offering and our Company in making an investment decision.  This offering was made in reliance on an exemption from registration with the SEC provided by Rule 903 of Regulation S promulgated under the Securities Act of 1933 by the SEC.

Secured Promissory Notes

None.

Item 11. Description of Registrant’s Securities to be Registered

Common Stock

Our company is authorized to issue 100,000,000 shares of common stock and 5,000,000 shares of preferred stock both with a $0.001 par value and as of May 22, 2008 we had 8,892,500 shares of common stock issued and outstanding and owned by 42 shareholders of record.  Of those 8,892,500 shares of common stock, none were free trading.  No preferred shares have been issued.

Voting Rights

Holders of the shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have a cumulative voting right, which means that the holders of a majority of the shares voting for the election of the board of directors can elect all members of the board of directors.

Dividend Rights

Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors out of funds of the company legally available thereof.

Liquidation Rights

Upon any liquidation, dissolution or winding up, holders of shares of common stock are entitled to receive pro rata all of the assets of the company available for distribution to shareholders, subject to the prior satisfaction of the liquidation rights of the holders of outstanding shares of Preferred Stock.

Preemptive Rights

Holders of common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the Company.

Registrar and Transfer Agent

Guardian Registrar & Transfer, Inc., 7951 S.W. 6th Street, Suite 216, Plantation, FL 33324 is our transfer agent and registrar of our common stock. Its telephone number is (954) 915-0105.

Item 12. Indemnification of Directors and Officers

Our Bylaws provide that the Company shall indemnify its officers, directors, employees and other agents to the maximum extent permitted by Florida law. Our Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

We believe that the provisions in its Articles of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and directors.

Insofar as indemnification for liabilities arising under the 1933 Act, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of Company (within the meaning of the Securities Exchange Act) pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data

Item 14. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

Since inception on January 11, 2007, our principal independent accountant has neither resigned, declined to stand for re-election, nor been dismissed by our directors.

Item 15. Financial Statements and Exhibits

Set forth below are the following combined financial statements for our company for the three months ended March 31, 2008 and 2007 (unaudited) and the year ended December 31, 2007:

Index to Exhibits

The following exhibits are filed as a part of this Form 10 Registration Statement:

Exhibit No.	Description
3.1	Articles of Incorporation of Murals By Maurice, Inc. *
3.2	Bylaws of Murals By Maurice, Inc. *
4	Form of Stock Certificate*
10.1	Consulting agreement with Greentree Financial Group, Inc.*
10.2	Revolving bank credit line agreement with First National Bank of Omaha, NA

*Previously filed

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MURALS BY MAURICE, INC.

By:	/s/ Maurice Katz
Maurice Katz, President and CEO
July 31, 2008

Murals by Maurice, Inc.
Balance Sheet (Unaudited)
As of March 31, 2008

ASSETS

CURRENT ASSETS:
Cash	$266
TOTAL CURRENT ASSETS	266

FIXED ASSETS:
Equipment	9,720
Accumulated depreciation	(2,106)
TOTAL FIXED ASSETS	(7,614)

TOTAL ASSETS	$7,880

LIABILITIES AND STOCKHOLDERS' DEFICIT

Accounts payable	$3,000
TOTAL LIABILITIES	$3,000

STOCKHOLDERS' DEFICIT
Preferred stock ($0.001 par value; 5,000,000 shares authorized:
none issued and outstanding )	$-
Common stock ($0.001 par value; 100,000,000 shares authorized;
8,892,500 shares issued and outstanding)	8,893
Paid in Capital	147,527
Shareholder Distribution	(5,892)
Retained Deficit	(145,648)
TOTAL STOCKHOLDERS' DEFICIT	4,880

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,880

The accompanying notes are an integral part of these financial statements.

Murals By Maurice, Inc.
Statements of Operations (Unaudited)
For the Three Months Ended March 31, 2008 and 2007*

	2008		2007
REVENUES:
Income		$4,620		$5,201
Total Revenue		$4,620		$5,201

EXPENSES:
Professional Fees		$3,000		-
Stock Issued for Services		-		8,200
Selling, General, and Administrative		5,784		6,011
Total Expenses		8,784		14,211

Loss from operations		$(4,164)		$(9,010)

Provision for income taxes		-		-

NET LOSS		$(4,164)		$(9,010)

Basic and fully diluted net loss per common share:	$	**	$	**

Weighted average common shares outstanding		8,892,500		8,200,000

* Inception was January 11, 2007

** Less than $.01 per share

The accompanying notes are an integral part of these financial statements.

Murals by Maurice, Inc.
Statement of Cash Flows (Unaudited)
For Three Months Ended March 31, 2008 and 2007*

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,164)	$(9,010)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	486	-
Value of Shares Issued for consulting services	-	8,200
Increase in accounts payable	3,000	1,000
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(678)	190

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(678)	190

CASH AND CASH EQUIVALENTS,
BEGINNING BALANCE	944	-

ENDING BALANCE	$266	$190

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
Interest	$-	$-
Taxes	$-	$-

NON CASH PAID DURING THE PERIOD FOR:
Stock Issued for Consulting Services	$-	$8,200

* Inception was January 11, 2007

The accompanying notes are an integral part of these financial statements.

MURALS BY MAURICE, INC.
NOTES TO THE FINANCIAL STATEMENTS

March 31, 2008

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity—Murals by Maurice, Inc. (“The Company”) was organized under the laws of the State of Florida on January 11, 2007 as a corporation.  The Company’s business is to create artwork in the form of murals, canvas painting, trompe l’oeil, faux and various other media in churches, businesses, temples, schools, and private homes.  The Company’s objective is to transform the owner’s passion and creative talent into a completed project that will meet or beat the client’s greatest expectation.

Basis of Presentation—The financial statements included herein were prepared under the accrual basis of accounting.

Cash and Cash Equivalents—For purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Management’s Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  The financial statements above reflect all of the costs of doing business.

Revenue Recognition— We recognize revenue when it is earned which occurs when (i) the product is physically received by the customer, (ii) an invoice is generated which evidences an arrangement between the customer and us, (iii) a fixed sales price has been included in such invoice and (iv) collection from such customer is probable.

Comprehensive Income (Loss)—The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the  financial statements.  There were no items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

Net Income per Common Share—Statement of Financial Accounting Standard (SFAS) No. 128 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations.  Basic earnings per share amounts are based on the weighted average shares of common stock outstanding.  If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share.  Accordingly, this presentation has been adopted for the period presented.  There were no adjustments required to net income for the period presented in the computation of diluted earnings per share.

Deferred Taxes—Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), “Accounting for Income Taxes.” A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss-carry forwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments—The carrying amounts reported in the balance sheet for cash, accounts receivable and payable approximate fair value based on the short-term maturity of these instruments.

Accounts Receivable—Accounts deemed uncollectible are written off in the year they become uncollectible.  As of March 31, 2008 the balance in Accounts Receivable was $0.

Impairment of Long-Lived Assets—The Company evaluates the recoverability of its fixed assets and other assets in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144’). SFAS 144 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during the period ended March 31, 2008.

Stock-Based Compensation—The Company accounts for stock-based compensation using the fair value method of Financial Accounting Standard No. 123R.  This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period).  No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

MURALS BY MAURICE, INC.
NOTES TO THE FINANCIAL STATEMENTS

March 31, 2008

Recent Accounting Pronouncements—In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115”.  This statement permits entities to choose to measure many financial instruments and certain other items at value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.  Effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. No entity is permitted to apply the Statement retrospectively to fiscal years preceding the effective date unless the entity chooses early adoption. The choice to adopt early should be made after issuance of the Statement but within 120 days of the beginning of the fiscal year of adoption, provided the entity has not yet issued financial statements, including required notes to those financial statements, for any interim period of the fiscal year of adoption.

Early adoption of this standard is not expected to have a material effect on the Company’s results of operations or its financial position, but the Company is evaluating the Statement to determine what impact, if any, it will have on the Company.

In December 2007, the FASB revised Statement of Financial Accounting Standards No. 141, “Business Combinations”.  The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects.  The Statement establishes principles and requirements for how the acquirer:

a.	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree.

b.	Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase.

c.	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”.  The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require:

➢
The ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity.

➢	The amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income.

➢	Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary are accounted for consistently.

➢	The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontroling equity investment rather than the carrying amount of that retained investment.

➢	Entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.

This statement is effective for annual periods beginning after December 15, 2008.  The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

NOTE B—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the year ended March 31, 2008 are summarized as follows:

Cash paid during the year ended March 31, 2008 for interest and income taxes:

Income Taxes                    $ ---
Interest                              $ ---

NOTE C—SEGMENT REPORTING

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.”  This statement requires companies to report information about operating segments in interim and annual financial statements.  It also requires segment disclosures about products and services, geographic areas and major customers.  The Company determined that it did not have any separately reportable operating segments as of March 31, 2008.

NOTE D—INCOME TAXES

Due to the operating loss and the inability to recognize an income tax benefit, there is no provision for current or deferred federal or state income taxes for year ended March 31, 2008.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s total deferred tax asset, calculated using federal and state effective tax rates, as of March 31, 2008 is as follows:

Total Deferred Tax Asset	$ (48,988)
Valuation Allowance	48,988
Net Deferred Tax Asset	$ -

The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for year ended March 31, 2008 is as follows:

2008
Income tax computed at the federal statutory rate	34.0%
State income tax, net of federal tax benefit	5.5%
Total	39.5%
Valuation allowance	-39.5%
Total deferred tax asset	0.0%

Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance.  The valuation allowance increased (decreased) by approximately $1,434.

As of December 31, 2007, the Company had a federal and state net operating loss carry forward in the amount of approximately $141,484, which expires in the year 2027.

NOTE E—GOING CONCERN

As shown in the accompanying audited financial statements, the Company has suffered a loss from operations to date. It has experienced a loss of $145,648 since inception and has a negative working of capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans in regard to this matter are to raise equity capital and seek strategic relationships and alliances in order to increase sales in an effort to generate positive cash flow.  Additionally, the Company must continue to rely upon equity infusions from investors in order to improve liquidity and sustain operations.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE F—COMMITMENTS

As of March 31, 2008, the Company had no commitments.

NOTE G—CAPITAL STOCK

The Company is authorized to issue 100,000,000 common shares at $.001 par value per share. The Company did not issue any common stock during the period.

The Company is authorized to issue 5,000,000 preferred shares at $.001 par value per share.  The Company did not issue any preferred stock during the period.

CONTENTS

INDEPENDENT AUDITOR’S REPORT…………………………………………….21

 BALANCE SHEET……………………………………………………………….…..22

 STATEMENT OF OPERATIONS……………………………………………….…..23

 STATEMENT OF STOCKHOLDERS’ DEFICIT………………………………...…24

STATEMENT OF CASH FLOWS...........................................................................25

NOTES TO FINANCIAL STATEMENTS……………………………………………26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board Members

Murals by Maurice, Inc.

I have audited the accompanying balance sheet of Murals by Maurice, Inc. as of December 31, 2007 and the related statements of operation, stockholders’ deficit, and cash flows for the year ended December 31, 2007.

These financial statements are the responsibility of the company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Murals by Maurice, Inc. as of December 31, 2007, and the results of its operations and its cash flows for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note E to the financial statements, the Company has suffered a loss, has a net capital deficiency and has yet to generate an internal cash flow. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note E. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Traci J. Anderson, CPA
Traci J. Anderson, CPA
Huntersville, NC

June 2, 2008

Murals by Maurice, Inc.
Balance Sheet
As of December 31, 2007

ASSETS

CURRENT ASSETS:
Cash	$944
TOTAL CURRENT ASSETS	944

FIXED ASSETS:
Equipment	9,720
Accumulated Depreciation	(1,620)
TOTAL FIXED ASSETS	8,100

TOTAL ASSETS	$9,044

LIABILITIES AND STOCKHOLDERS' DEFICIT

STOCKHOLDERS' DEFICIT
Preferred stock ($0.001 par value; 5,000,000 shares authorized:
none issued and outstanding at December 31, 2007)	-
Common stock ($0.001 par value; 100,000,000 shares authorized;
8,892,500 shares issued and outstanding at December 31, 2007	8,893
Paid in Capital	147,527
Shareholder Distribution	(5,892)
Retained Deficit	(141,484)
TOTAL STOCKHOLDERS' DEFICIT	9,044

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,044

The accompanying notes are an integral part of these financial statements.

Murals By Maurice, Inc.
Statement of Operations
For the Year Ended December 31, 2007

REVENUES:
Income	$17,958
Total Revenue	17,958

EXPENSES:
Professional Fees	23,113
Stock Issued for Services	118,200
Selling, General, and Administrative	18,129
Total Expenses	159,442

Loss from operations	$(141,484)

Provision for income taxes	-

NET LOSS	$(141,484)

Basic and fully diluted net loss per common share:	$(0.021)

Weighted average common shares outstanding	6,826,667

The accompanying notes are an integral part of these financial statements.

Murals by Maurice, Inc.
Statement of Stockholders' Deficit
For the year ended December 31, 2007

					Additional
	Common Stock		Preferred stock		Paid-in	Deficit
	Shares	Amount	Shares	Amount	Capital	Accumulated

Balances, January 1, 2007	$-	$-	$-	$-	$-	$-

Net loss for the period	-	-	-	-	-	(141,484)

Contributed property					$9,720

Capital Contribution/(Distribution)	-	-	-	-	(5,892)	-

Issuance of common shares	8,892,500	8,893	-	-	137,807	-

Balances, December 31, 2007	8,892,500	$8,893	-	$-	$141,635	$(141,484)

The accompanying notes are an integral part of these financial statements.

Murals by Maurice, Inc.
Statement of Cash Flows
For Year Ended December 31, 2007

Cumulative
Totals
Since
Inception
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(141,484)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Value of shares issued for consulting services	118,200
Depreciation	1,620
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(21,664)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital stock purchase	28,500
Shareholder distribution	(5,892)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	22,608

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	944

CASH AND CASH EQUIVALENTS,
BEGINNING BALANCE	-

ENDING BALANCE	$944

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
Interest	$-
Taxes	$-
SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES:
Property contributed by President and majority shareholder	$9,720

The accompanying notes are an integral part of these financial statements.

MURALS BY MAURICE, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity—Murals by Maurice, Inc. (“The Company”) was organized under the laws of the State of Florida on January 11, 2007 as a corporation.  The Company’s business is to create artwork in the form of murals, canvas painting, trompe l’oeil, faux and various other media in churches, businesses, temples, schools, and private homes.  The Company’s objective is to transform the owner’s passion and creative talent into a completed project that will meet or beat the client’s greatest expectation.

Basis of Presentation—The financial statements included herein were prepared under the accrual basis of accounting.

Cash and Cash Equivalents—For purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Management’s Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  The financial statements above reflect all of the costs of doing business.

Revenue Recognition— We recognize revenue when it is earned which occurs when (i) the product is physically received by the customer, (ii) an invoice is generated which evidences an arrangement between the customer and us, (iii) a fixed sales price has been included in such invoice and (iv) collection from such customer is probable.

Comprehensive Income (Loss)—The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the  financial statements.  There were no items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

Net Income per Common Share—Statement of Financial Accounting Standard (SFAS) No. 128 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations.  Basic earnings per share amounts are based on the weighted average shares of common stock outstanding.  If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share.  Accordingly, this presentation has been adopted for the period presented.  There were no adjustments required to net income for the period presented in the computation of diluted earnings per share.

Deferred Taxes—Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), “Accounting for Income Taxes.” A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss-carry forwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments—The carrying amounts reported in the balance sheet for cash, accounts receivable and payable approximate fair value based on the short-term maturity of these instruments.

Accounts Receivable—Accounts deemed uncollectible are written off in the year they become uncollectible.  As of December 31, 2007 the balance in Accounts Receivable was $0.

Impairment of Long-Lived Assets—The Company evaluates the recoverability of its fixed assets and other assets in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144’). SFAS 144 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during the period ended December 31, 2007.

Property and Equipment—Property and equipment is stated at cost.  Depreciation is provided by the straight-line method over the estimated economic life of the property and equipment remaining from five to seven years.  New equipment assets in the amount of $9,720 were contributed in March of 2007 by the President and CEO of the Company.  These assets will be depreciated of their estimated useful life which the Company has determined to be 5 years.  The estimated annual depreciation expense is $1,944 per year.  Total depreciation expense for the year ended December 31, 2007 was $1,620.

Stock-Based Compensation—The Company accounts for stock-based compensation using the fair value method of Financial Accounting Standard No. 123R.  This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period).  No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Recent Accounting Pronouncements—In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115”.  This statement permits entities to choose to measure many financial instruments and certain other items at value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments.  Effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. No entity is permitted to apply the Statement retrospectively to fiscal years preceding the effective date unless the entity chooses early adoption. The choice to adopt early should be made after issuance of the Statement but within 120 days of the beginning of the fiscal year of adoption, provided the entity has not yet issued financial statements, including required notes to those financial statements, for any interim period of the fiscal year of adoption.

Early adoption of this standard is not expected to have a material effect on the Company’s results of operations or its financial position, but the Company is evaluating the Statement to determine what impact, if any, it will have on the Company.

In December 2007, the FASB revised Statement of Financial Accounting Standards No. 141, “Business Combinations”.  The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects.  The Statement establishes principles and requirements for how the acquirer:

a.	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree.

MURALS BY MAURICE, INC.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements (cont’d)

b.	Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase.

c.	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”.  The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require:

➢
The ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity.

➢	The amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income.

➢	Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary are accounted for consistently.

➢	The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontroling equity investment rather than the carrying amount of that retained investment.

➢	Entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.

This statement is effective for annual periods beginning after December 15, 2008.  The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

NOTE B—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the year ended December 31, 2007 are summarized as follows:

Cash paid during the year ended December 31, 2007 for interest and income taxes:

Income Taxes         $ ---
Interest                   $ ---

NOTE C—SEGMENT REPORTING

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.”  This statement requires companies to report information about operating segments in interim and annual financial statements.  It also requires segment disclosures about products and services, geographic areas and major customers.  The Company determined that it did not have any separately reportable operating segments as of December 31, 2007.

NOTE D—INCOME TAXES

Due to the operating loss and the inability to recognize an income tax benefit, there is no provision for current or deferred federal or state income taxes for year ended December 31, 2007.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s total deferred tax asset, calculated using federal and state effective tax rates, as of December 31, 2007 is as follows:

Total Deferred Tax Asset	$(55,887)
Valuation Allowance	55,887
Net Deferred Tax Asset	$-

The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for year ended December 31, 2007 is as follows:

2007
Income tax computed at the federal statutory rate	34.0%
State income tax, net of federal tax benefit	5.5%
Total	39.5%
Valuation allowance	-39.5%
Total deferred tax asset	0.0%

Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance.  The valuation allowance increased (decreased) by approximately $141,484.

As of December 31, 2007, the Company had a federal and state net operating loss carry forward in the amount of approximately $141,484, which expires in the year 2027.

NOTE E—GOING CONCERN

As shown in the accompanying audited financial statements, the Company has suffered a loss from operations to date. It has experienced a loss of $141,484 since inception and has a negative working of capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans in regard to this matter are to raise equity capital and seek strategic relationships and alliances in order to increase sales in an effort to generate positive cash flow.  Additionally, the Company must continue to rely upon equity infusions from investors in order to improve liquidity and sustain operations.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE F—COMMITMENTS

As of December 31, 2007, the Company had no commitments.

NOTE G—CAPITAL STOCK

The Company is authorized to issue 100,000,000 common shares at $.001 par value per share.

For the year ended December 31, 2007, the Company issued the following shares:

Name	Number of shares	Cash or Services	Price per share	Total value
Maurice Katz	8,000,000	service	Ceo/President (Par)	$8,000
Robin Beugeltas	150,000	service	Founder (Par)	150
Weiheng Cai	50,000	service	Director (Par)	50
Greentree Financial Group, Inc.	500,000	service	$.20 per share	100,000
Guardian Registration & Transfer, Inc.	50,000	service	$.20 per share	10,000
Totals	8,750,000			$118,200

Michelle Starkey	2,500	cash	$.20 per share	500
Mark Newburg	2,500	cash	$.20 per share	500
Isamu Chung & Stephanie Chung	25,000	cash	$.20 per share	5,000
Ruben Useche	5,000	cash	$.20 per share	1,000
Phillip P. Gager	2,500	cash	$.20 per share	500
Lars K. Larson	2,500	cash	$.20 per share	500
Janet Giles	2,500	cash	$.20 per share	500
0ffshore investors	100,000	cash	$.20 per share	20,000
Totals	142,500			$28,500

The Company is authorized to issue 5,000,000 preferred shares at $.001 par value per share.  For the year ended December 31, 2007, the Company did not issued any preferred shares.